EXHIBIT 10.1

BANK OF OKLAHOMA N.A	Chris Amburgy
Vice President
Bank of Oklahoma Tower	Energy Department
P.O. Box 2300	Ph. (918) 588-6006
Tulsa, Oklahoma 74192	Fax (918) 588-6880

November 6,2000

Mr. Scott Heape
Castleguard Energy, Inc.
4625 Greenville Ave., Suite 203
Dallas, TX 75206

Dear Scott:

Pursuant to your request, I am writing to acknowledge the bank's intention to extend
Castleguard's term loan until September 30,2002. The term loan requires monthly principal payments of $30,000 plus interest due commencing October 31, 2000.

Sincerely,

Chris Amburgy

LOAN AGREEMENT

Dated as of

September 1, 2000

between

CASTLEGUARD ENERGY, INC.

a Texas corporation

"BORROWER"

and

BANK OF OKLAHOMA, NATIONAL ASSOCIATION

"BANK"

LOAN AGREEMENT

     THIS LOAN AGREEMENT, dated as of September 1, 2000 ("Agreement"), is entered into between CASTLEGUARD ENERGY, INC., a Texas corporation (being referred to as the "Borrower") and BANK OF OKLAHOMA, NATIONAL ASSOCIATION, a national banking association (the "Bank").

WITNESSETH:

     A.      WHEREAS, the Borrower has applied to the Bank for a term loan in the maximum principal amount of $1,040,000 (the "Loan") to finance the Borrower's acquisition of certain oil and gas interests from Pinetree, L.L.C. (the "Seller"), all in accordance with the terms and provisions hereof and to be evidenced by the Note hereinafter described and defined; and

     B.      WHEREAS, the Bank is willing to, extend the Loan to the Borrower, subject to. the terms, conditions, uses and provisions hereinafter set forth, all of which are material to the Bank and without which the Bank would not be willing to extend any of such loan commitments described above;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree as follows:.

ARTICLE I

CERTAIN DEFINITIONS

When used herein, the following terms shall have the following meanings:.

     1.1    "Applicable Prime Rate" shall mean the annual rate of interest announced by Chase Manhattan Bank, National Association, New York,. New York ("Chase") from time to time as its' prime or base rate, which rate shall be' the rate used by Chase as a base or standard for pricing purposes and which shall not necessarily be its "best" or lowest rate. Should Chase cease to announce a prime or base rate or should it be merged, consolidated, liquidated or dissolved in such a manner that it loses its separate corporate identity, then the Applicable Prime Rate shall be the Prime Rate published by The Wall Street Journal in its "Money Rates" column or a similar rate if such rate ceases to be published. Any changes in the Applicable Prime Rate shall be effective as of the date of the change.

     1.2   "Business Day" shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Oklahoma are closed to business generally.

     1.3   "Closing Date" shall mean the effective date of this Agreement.

     1.4   "Collateral" shall have the meaning assigned to that term in Article III of this Agreement and in the Security Agreement.

     1.5   "Commitment" shall mean the Term Commitment described in Section 2.1 of this Agreement.

     1.6   "Default Rate" shall mean the Applicable Prime Rate plus six percentage points (6.0%).

     1.7   "Event of Default" shall mean any of the events specified in Section 7.1 of this Agreement, and "Default" shall mean any event, which together with any lapse of time or giving of any notice, or both, would constitute an, Event of Default.

     1.8   "Indebtedness" shall mean and include any and all: (i) indebtedness, obligations and liabilities of the Borrower to the Bank incurred or which may be incurred or purportedly incurred hereafter pursuant to the terms of this Agreement or any of the other Loan Documents, and any replacements, amendments, extensions, renewals, substitutions and increases. in amount thereof, including such amounts as may be evidenced by the Note and all lawful interest, late charges and other charges, and all reasonable costs and expenses incurred in connection with the preparation, filing and recording of the Loan Documents, including attorneys fees and legal expenses; (ii) all. reasonable costs and expenses paid or incurred by the Bank, including attorneys fees, 'in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any Collateral or security for any Indebtedness, including interest on all sums so expended by the Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; and (iii) all sums expended by the Bank in curing any Event of Default or Default of the Borrower under the terms of this Agreement, the other Loan Documents or any other writing evidencing or securing the payment of the Note together with interest on all sums so expended by the Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate.

     1.9   "Laws" shall mean all statutes, laws, ordinances, regulations, orders, Writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any. foreign country, any territory or possession, or any Tribunal.

     1.10  "Lien" shall mean any mortgage, pledge, security interest, assignment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give, any financing statement or other similar form of public notice under the Laws of any Jurisdiction).

     1.11  "Loan Documents" shall mean this Agreement, the Note, the Mortgage and the other Security Instruments and all other documents, instruments and certificates executed and delivered, to the Bank by the Borrower pursuant to the terms of this Agreement.

     1.12  "Loan" shall mean the term loan advance made hereunder pursuant to the.. Term Commitment, including all sums evidenced by the Note.

     1.13  "Note" shall mean the promissory note issued hereunder in the form annexed hereto as Exhibit A.

     1.14  "Person" shall mean and include an individual,. a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, agency, or political subdivision thereof.

     1.15  "Security Instruments" shall include the Mortgage as described and defined in Article III hereof and shall have the meaning assigned to that term. in Article III of this Agreement.

     1.16  "Taxes" shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Tribunal.

     1.17  "Tribunal" shall mean any municipal, state, commonwealth, Federal,. foreign, territorial or other sovereign, governmental entity, governmental department court, commission, board, bureau, agency or instrumentality.

ARTICLE 11

TERM CREDIT

     2.1   Term Commitment. The Bank agrees, upon the terms and subject to the conditions hereinafter set forth, to make a term loan advance in the maximum amount of $1,040,000 to, the Borrower from the Closing Date until August 31, 2001 for the purpose of enabling the Borrower to acquire certain oil and gas interests from Seller payable in ten (10) consecutive monthly payments of principal in the amount of $30,000 each, payable on the last day of each month, commencing October 31, 2000, together with interest thereon from the date hereof on the unpaid balance of principal from time to time outstanding, and on any past due interest, at the variable annual rate of interest hereinafter specified, which interest is due and payable monthly on the last day of each month, commencing September 3 0, 2000, plus an eleventh and final installment of all unpaid and outstanding principal. plus accrued but unpaid interest being due and payable at final, maturity on August 31, 2001.

     2.2   Note. Concurrent herewith the Borrower shall execute and deliver to the order of the Bank the Borrower's promissory note in the original principal amount of $1,040,000, which is annexed hereto as Exhibit A and made a part hereof (the "Note"). The Term Loan-shall be evidenced by the Note and the aggregate principal amount thereof shall not exceed $1,040,000. The Note shall bear interest on unpaid balances of principal from time to time outstanding and on any past due interest at a variable annual rate equal from day to day to the Applicable Prime Rate plus one percentage point (1.00%). After maturity (whether by acceleration or otherwise) the Note shall bear interest at the Default Rate, payable on demand. Interest shall be calculated on the basis of a year of 365 days and assessed only for the number of days lapsed.

     The Borrower may from time to time make prepayments of principal without premium or penalty. All payments and prepayments. shall be made in lawful money of the United States of America. Any payments or prepayments on the Note received by the Bank after 2:00 o'clock P.M. (applicable current time in Tulsa, Oklahoma) shall be deemed to have been made on. the next succeeding Business Day.

     2. 3   Sale of Mortgaged Property. In the event all or any portion of the Mortgaged Property (as that term is defined herein) is sold, the entire net sales proceeds thereof shall be applied initially to the accrued but unpaid interest on the Note and then in reduction of the outstanding principal balance thereof; provided, however, no such sale shall occur without the prior written consent of the Bank unless the entire principal and interest of the Note are fully satisfied and paid in full.

ARTICLE III

SECURITY/BORROWING BASE

     3.1    Collateral. The repayment of the Indebtedness shall be secured by (1) a continuing mortgage lien and security interest pertaining thereto of first priority in, and/or assignment, as security, of all of the Borrower's right, title and interest in the oil and gas interest and other interest, accounts and items. and types of collateral as more particularly described in that certain Mortgage, Collateral Assignment and Security Agreement (the "Mortgage") dated as of even date herewith from the Borrower, as mortgagor and grantor, to and in favor of the Trustee therein named for the benefit of the Bank, as mortgagee and secured party (the collateral described herein. and in the Mortgage being collectively referred to as the "Mortgaged Property"), and (2) all property, real and personal, accounts and other interests pledged as collateral in that certain Third Amended and Supplemental Collateral Act of Mortgage, Security Agreement, Financing Statement and Assignment from H & S Production, Inc., as mortgagor, to Bank, as mortgagee.

     The Borrower shall execute such financing statements, assignments, letters in lieu, notices and other documents and instruments as shall be necessary or appropriate to perfect the mortgage liens and security interests thus created and as may be customarily required by the Bank in connection with energy loans of the same or similar type as the Loan contemplated hereby (the Mortgage and the other security documents being collectively referred to herein as the "Security Instruments").

     3.2   Determination of the Collateral Borrowing Base.

      (a)   The Borrower shall deliver to the Bank at the Borrowers cost by each February 28 and August 31, commencing February 28,2001, such current data, reports and engineering information as is necessary or appropriate for the Bank's engineers or any other independent petroleum engineer acceptable to the Bank to compile and prepare by each March 31 and September 30 (commencing March 31, 2001), an engineering report in form and substance satisfactory to the Bank, evaluating the proven producing oil and gas reserves attributable to the Borrower's aggregate interest in the Mortgaged Property (as defined in subsection (b) below) and the Other Property (as defined in subsection (c) below), together with the expenses attributable thereto. Such well by well engineering data and. information furnished to the Bank by or on behalf of the Borrower shall be accompanied by such other information as shall be requested by the Bank in order for it to make its determination of the Collateral Borrowing Base, and by a certificate of the Borrower certifying that the Borrower has good and defeasible title to the Mortgaged Property and the Other Property interest valued and that payments are being received from purchasers of production with respect to said interests. At any time after thirty (30) days of the receipt of such information and in no event later than each March 31 and September 30 (commencing March 31, 2001) the Bank shall (i) make a determination of the present worth, using such pricing and discount factor as it deems appropriate pursuant to the Bank's then applicable energy lending policies and procedures, of the future net revenue estimated by the Bank to be received by the Borrower from production from the Mortgaged Property and the Other Property so evaluated, multiplied by a percentage determined by the Bank to be appropriate on the basis of the Bank's then applicable energy lending criteria, and (ii) report in writing to the Borrower the sum of the evaluation by the Bank of such evaluated oil and gas properties (the "Collateral Borrowing Base"), which shall in no event exceed $1,040,000. The good faith determinations of the Bank in all such respects shall be conclusive. The. Collateral Borrowing Base shall be automatically reduced by an amount equal to the monthly scheduled. principal payment as set forth herein, effective as of the last day of each calendar month, commencing October 31, 2000.

      (b)   The term "Mortgaged Property" shall refer only to such properties of the Borrower covered by the Mortgage (or a supplemental mortgage or deed of trust, duly executed, acknowledged and delivered by the Borrower to the Bank in form satisfactory to counsel for the Bank) and which properties are, at the time

      (i)   Particularly and adequately described under the Mortgage or other supplemental mortgage and deed of trust as security for the Indebtedness evidenced by the Note;

      (ii)  Completed or developed (in the. case of oil and gas leases) to the extent that value is being assigned to them by the Bank in connection with its evaluation of the Collateral Borrowing Base and the Bank has determined that such properties are capable of producing oil or gas in commercial quantities; and

      (iii) Approved as to title to the satisfaction of the Bank.

      (c)   The term "Other Property" shall refer only to such properties of the Borrower which are not described in the Mortgage, but which are at the time:

      (i)    Completed or developed (in the case of oil and gas leases) to the extent that value is being assigned to them by the Bank in connection with its evaluation of the Collateral Borrowing Base and the Bank has determined that such properties are capable of producing oil or gas in commercial quantities; and

      (ii)  Approved as to title to the satisfaction of the Bank.

      (d)   The initial Collateral Borrowing Base ($1,040,000), as automatically reduced by an amount equal to the scheduled monthly principal payment as set forth herein, commencing October 31, 2000, shall remain in effect until otherwise changed by written agreement between the Borrower and the Bank or by the Bank pursuant to the procedures established herein.

     3.3   Collateral Borrowing Base Deficiency. Should the unpaid outstanding principal balance of the Note, at any time be greater than the Collateral Borrowing Base in effect at such time, the Bank may notify the Borrower in writing of the deficiency. Within fifteen (15) days from and after the date of any such deficiency notice the Borrower shall notify the Bank in writing of its election to:

      (a)   Make a prepayment upon the Note in an amount sufficient to reduce the unpaid principal amount of the Note to an amount equal to or less than the amount of the, Collateral Borrowing Base;

      (b)   Make mandatory equal monthly principal prepayments on the Note due on the next six (6) successive monthly interest installment due dates on the Note equal in an aggregate amount that will reduce the outstanding principal balance of the Note. to the projected Collateral Borrowing Base as of the next immediate semi-annual redetermination thereof in accordance with the provisions of Section 3.2(a) hereof; or

      (c)   Execute and deliver to the Bank one or more supplemental mortgages, deeds of trust, security agreements or pledges encumbering. such Other Property or other collateral or assets in form, substance and value satisfactory to the Bank and its counsel as additional security for the Note (and all other Indebtedness) to the extent such collateral or properties are acceptable to the Bank and of such value, as determined by the Bank, that the Collateral Borrowing Base will be increased to an, amount equal to or greater than the unpaid principal balance of the Note.

If the Borrower shall have elected to make a prepayment on the Note under Section 3.3(a) hereof, such prepayment shall be due within five (5) Business Days after the Borrower shall have notified the Bank of such election, and the prepayment shall be applied, at the Bank's option, to the principal payments of the Note in inverse order of maturity. If the Borrower shall elect to make six (6) equal monthly principal prepayments on the Note due to the Bank under Section 3.3(b) hereof, the Bank shall roll forward its then most current engineering determination and determine the projected Collateral Borrowing Base for the next successive determination date (either March 31 or September 30 as the case may be).

ARTICLE IV

CONDITIONS PRECEDENT TO LOAN

     4.1   Conditions Precedent to Term Loan Advance. The obligation of the Bank to make the Loan under the Term Commitment is subject to the satisfaction of all of the following conditions on or prior to the Closing Date (in addition to the other terms and conditions set forth herein):

      (a)   No Default. There shall exist no Event of Default or Default on the Closing Date.

      (b)   Representations and Warranties. The representations, warranties and covenants set forth in Articles V and VI shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.

      (c)   Borrower's Certificate. The Borrower shall have delivered to the Bank a Certificate, dated as of the Closing Date, and signed by the Chairman, the President and Secretary of the Borrower certifying (i) to the matters covered by the -conditions specified in subsections (a) and (b) of this Section 4.1, (ii) that the Borrower has performed and complied with all agreements and conditions required to be performed or complied with by it prior to or on the Closing Date, (iii) to the name and signature of each officer(s) or other authorized representative of the Borrower authorized to execute and deliver the Loan Documents and any other documents, certificates or writings and to borrow under this Agreement, and (iv) to such other matters in connection with this Agreement which the Bank shall determine to be advisable. The Bank may conclusively rely on such Certificate until it receives notice in writing to the contrary.

      (d)   Proceedings. On or before the Closing Date, all corporate proceedings of the Borrower shall be taken in connection with the transactions contemplated by the Loan Documents and shall be satisfactory in form and substance to the Bank and its counsel; and the Bank shall have received certified copies, in form and substance satisfactory to the Bank and its counsel, of the Certificate or Articles of Incorporation and the Bylaws of the Borrower, as adopted, authorizing the execution and delivery of the Loan Documents thereby on behalf of the Borrower, the borrowings under this Agreement, and the granting of the security interests in the Collateral pursuant to the Mortgage and the other Security Instruments, to secure the payment of the Indebtedness.

      (e)   Security Instruments. The Borrower shall have delivered to the Bank the Mortgage and the other Security Instruments, appropriately executed by all parties, attested, sealed, witnessed and acknowledged to the satisfaction of the Bank and dated as of the Closing Date, together with such supplemental security agreements, financing statements and other documents as shall be necessary and appropriate to perfect the Bank's mortgage liens and security interests in the Mortgaged Property covered by the Mortgage.

      (f)   Note. The Borrower shall have delivered the Note to the order of the Bank, appropriately executed.

      (g)   Guaranty. The guarantors, Scott G. Heape, Bob G. Honea and H & S Production, Inc. (collectively the "Guarantors") shall have delivered to the Bank their joint and several guarantee in form and content acceptable to the Bank.

      (h)   Other Information. The Bank shall have received such other information, documents and assurances as shall be reasonably requested by the Bank.

     4.2   Conditions Precedent to All Loans. The Bank shall not be obligated to advance the Loan under the Commitment (i) if at such time any Event of Default shall have occurred or any Default shall have occurred and be continuing, or (ii) if any of the representations, warranties and covenants contained in this Agreement shall be false or untrue in any material respect on the date of such loan, as if made on such date.

ARTICLE V

COVENANTS

The Borrower covenants and agrees with the Bank that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all indebtedness and the performance of all other obligations of the Borrower under this Agreement, unless the Bank shall otherwise consent in writing:

     5.1   Payment of Taxes and Claims. The Borrower will pay and discharge or cause to be paid and discharged all Taxes imposed upon the income or profits of the Borrower (but only to the extent the liability therefor is not passed through to its shareholders) or upon the property, real, personal or mixed, or upon any part thereof, belonging to the Borrower before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided however, that the Borrower shall not be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and the Borrower shall pay such Tax, charge or claim before any property subject thereto shall become subject to execution.

     5.2   Maintenance of Organizational Existence. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises. The Borrower will become and remain registered in each jurisdiction where the nature of the business or ownership of property thereby may require such registration.

     5.3   Preservation of Property. The Borrower will at all times maintain) preserve and protect all franchises and trade names and keep all the remainder of its properties which are used or useful in the conduct of its business whether owned in fee or otherwise, or leased, in good repair and. operating condition; from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and comply with all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereunder.

     5.4   Compliance with Applicable Laws. The Borrower will comply with the requirements of all applicable Laws and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to. the conduct of its business.

     5.5   Notice of Default. Immediately upon the happening of any condition or event which constitutes an Event of Default or Default or any default or event of default under any other loan, mortgage, financing or security agreement, the Borrower will give the Bank a written notice thereof specifying the nature and period of existence thereof and what actions, if any, the Borrower is taking and proposes to take with respect thereto.

     5.6    Notice of Litigation. Immediately upon becoming aware. of the existence. of any action, suit or proceeding at law or in equity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of the Borrower to carry on its business substantially as now conducted, (ii) materially and adversely affect the condition (financial or otherwise) of the Borrower, or (iii) result in monetary damages in excess of $50,000, the Borrower will give the Bank a written notice specifying the nature thereof and what actions, if any, the Borrower is taking and proposes to take with respect thereto.

     5.7   Notice of Claimed Default. Immediately upon becoming aware that the holder of any note or any evidence of indebtedness or other security of the Borrower has given notice or taken any action with respect to a claimed default or event of default thereunder, if the amount of the note or indebtedness exceeds $50,000 the Borrower will give the Bank a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what actions, if any, the Borrower is taking and proposes to take with respect thereto.

     5.8   Financial Statements and Reports.

      5.8.1   Borrower. As soon as practicable after the end of each fiscal quarter of the Borrower and in any event within ninety (90) days, commencing December 31, 2000, the Borrower shall furnish to the Bank the following financial statements acceptable in form and content to the Bank and certified by the Borrower's President or Chief Financial Officer and acceptable to the Bank:

      (i)   a balance sheet of the Borrower at the end of such fiscal year,

      (ii)  a statement of income of the Borrower for such fiscal year, and

      (iii)  a statement of cash flows of the Borrower for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, all in reasonable detail.

      5.8.2   Guarantors. As soon as practicable after the end of each fiscal year of each of the Guarantors and in any event within ninety (90) days, commencing December 31,2000, each of the Guarantors shall furnish to the Bank the following financial statements acceptable in form and content to the Bank and, where applicable, certified by the Guarantor's President or Chief Financial Officer, as applicable, and acceptable table to the. Bank:

      (i)   a balance sheet of the Guarantor at the. end Of such fiscal year,

      (ii)  a statement of income of the Guarantor for such fiscal year, and

      (iii) a statement of cash flows of the Guarantor for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, all in reasonable detail.

     Promptly upon receipt of the statements required under Sections. 5.8.1 and 5.8.2 hereof, the Borrower and each Guarantor shall deliver to the Bank a copy of each report submitted to the Borrower and Guarantors or its President or Chief Financial Officer thereof, as applicable, by, independent accountants in connection with any annual, interim or special audit made by them of the books and records of the Borrower or Guarantors, including, without limitation, any comment letter submitted by such accountants to management in connection with their audit.

     5.9   Requested Information. With reasonable promptness, the Borrower will give the Bank such other data and information relating to the Borrower or the Mortgaged Property as from time to time may be reasonably requested by the Bank.

     5.10  Field Audits. The Bank shall be permitted to conduct, at its own expense, an annual field audit of the Borrower's accounts and books and records relating to the Mortgaged Property. Each field audit shall be conducted by agents of the Bank, whether employees of the Bank or third-party agents selected by the Bank. The Borrower shall fully cooperate with the Bank and its agents in connection with such field audits.

     5.11  Inspection. The Borrower will keep complete and accurate books and records with respect to the Collateral and its other properties, businesses and operations and will permit employees and representatives of the Bank to audit, inspect and examine the same and to make copies thereof and extracts therefrom during normal business hours. All such records shall be at all times kept and maintained at the offices of the Borrower in Dallas, Texas. Upon any Default or Event of Default, the Borrower will surrender all of such records relating to the Collateral to the Bank upon receipt of any request therefor from the Bank.

     5.12  Limitation on Other Indebtedness. The Borrower will not create, incur, assume, become or be liable, in any manner in respect of, or suffer to exist, any indebtedness in excess of $50,000 in the aggregate during any fiscal year thereof whether evidenced by a note, bond, debenture, agreement, letter of credit or similar or other obligation, or accept any deposits or advances of any kind, except (i) trade payables and current indebtedness (other than for borrowed money) incurred in, and deposits and advances accepted in, the ordinary course of the Borrower's existing business, (ii) the Indebtedness, or (iii) the existing indebtedness, if any, more particularly described on Exhibit B hereto, the Bank's review and approval of which is noted thereon.

     5.13  Disposition/Negative Pledge or Encumbrance of Mortgaged Property and Other Assets. The Borrower will not sell or encumber any of the Mortgaged Property or other collateral without obtaining the Bank's prior written consent and in no event shall the Borrower cause or permit the voluntary or involuntary pledge, mortgage, security interest or other encumbrance, attachment or levy of or against any of the Mortgaged Property of whatsoever nature or type to any Person (financial institution or otherwise) other than the Bank.

     5.14   Distributions. The Borrower will not declare, pay or become obligated to declare or pay any distribu-tion or dividend on any class of its capital stock now or hereafter outstanding, make any distribution of cash or property to holders thereof or of any shares of such stock, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock now or hereafter outstanding; provided, however that the Borrower may declare and pay cash distribution or dividends, beginning for calendar year 2000, and only for so long as and to the extent no default or event of default has occurred and remains uncured hereunder, strictly limited in all respects in amount equal to the Borrower's shareholders' aggregate tax obligations directly generated by the Borrower's income from such applicable calendar year.

     5.15   Subordination of Guarantors' Loans. Repayment of each loan advance made by any of the Guarantors to the Borrower, whether evidenced by promissory notes or otherwise, shall be subordinated in all respects to the repayment of the Indebtedness for so long as the Term Loan remains outstanding, such subordination being in form and content acceptable to the Bank and its legal counsel.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Agreement and to make the Loan to the Borrower under the provisions hereof, and in consideration thereof, the Borrower represents, warrants and covenants as follows:

     6.1   Organization and Qualification. The Borrower is duly organized and validly existing as a corporation under the Laws of the State of Oklahoma, and is duly registered as a foreign corporation in each jurisdiction in which the nature of the business transacted or the property owned is such as to require registration as such.

     6.2   Litigation. There is no action, suit, investigation or proceeding threatened or pending before any Tribunal against or affecting the Borrower or any properties or rights of the Borrower which, if adversely determined, would result in a liability of greater than $50,000 or would otherwise result in any material adverse change in the business or condition, financial or otherwise, of the Borrower. The Borrower is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Tribunal.

     6.3   Conflicting Agreements and Other Matters. The Borrower is not in default in the performance of any obligation, covenant, or condition in any agreement to which it is a party or by which it is bound. The Borrower is not a party to any contract or agreement or subject to any other partnership restriction which materially and adversely affects its business, property or assets, or financial condition. The Borrower is not a party to or otherwise subject to any contract or agreement which restricts or otherwise affects the right or ability of the Borrower to execute the Loan Documents or the performance of any of their respective terms. Neither the execution nor delivery of any of the Loan Documents, nor fulfillment of nor compliance with their respective terms and provisions will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Loan Documents) upon any of the properties or assets of the Borrower pursuant to,. or require any consent, approval or other action-by or any notice to or filing with any Tribunal (other than routine filings after the Closing Date with the Securities and Exchange Commission, any securities exchange and/or state blue sky authorities) pursuant to, the Certificate or Articles of Incorporation and the Bylaws of the Borrower, any award of any arbitrator, or any agreement, instrument or Law to which the Borrower is subject.

     6.4   Authorization. The directors and shareholders of the Borrower have duly authorized the execution and delivery of each of the Loan Documents and the performance of their respective terms. No other consent of any other Person, except for the Bank, is required as a prerequisite to the validity and enforceability of the Loan Documents.

     6.5   Possession of Franchises, Licenses. The Borrower possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and the Borrower is not .in violation of any thereof in any material respect.

     6.6   Disclosure. Neither this Agreement nor any other Loan Document or writing famished to the Bank by or on behalf of the Borrower in connection herewith contains any untrue statement of a material fact nor do such Loan Documents and writings, taken as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Borrower and not reflected in the financial statements or exhibits hereto provided to the Bank which materially adversely affects or in the future may materially adversely affect the business, property, or assets, or financial condition of the Borrower which has not been set forth in this Agreement, in the Loan Documents or in other documents furnished to the Bank by or on behalf of the Borrower prior to the date hereof in connection with, the transactions contemplated hereby.

     6.7   Fiscal Year. The fiscal year of the Borrower ends as of December 31 of each year.

ARTICLE VII

EVENTS OF DEFAULT

     7.1   Events of Default. The occurrence of any one or more of the following ever its shall constitute an Event of Default hereunder (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):

      (a)   The Borrower shall fail to make any payment or prepayment of principal or interest upon the Note, or fail to pay any other Indebtedness within five (5) days after receipt of written notice from the holder thereof that the same is past due; provided, however in no event shall the holder of the Note be obligated to send more than two (2) such payment default notices during any twelve (12) month period; or

      (b)   Any representation or warranty of the Borrower made herein or in any writing furnished in connection with or pursuant to any of the Loan Documents shall have been false or misleading in any material respect on the date when made and continues to have a material adverse effect on the Borrower or its financial capacity or business operations; or

      (c)   The Borrower shall fail, to duly observe, perform or comply with any covenant, agreement or term (other than payment provisions which are governed by Section 7. 1 (a) hereof) contained in this Agreement or any of the Loan Documents and such default or breach shall have not been cured or remedied within thirty (30) days following the Borrower's receipt of notice thereof from the Bank; or

      (d)   The Borrower shall default in the payment of principal or of interest on any other obligation for money borrowed or received as an advance (or any obligation under any conditional sale or other title retention agreement, or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money Lien, or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any grace period provided with respect thereto, or shall default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created (or if any other default under any such agreement shall occur and be continuing beyond any period of grace provided with respect thereto) if the effect of such default is to cause the holder or holders of such obligation (or a trustee on behalf of such holder or -holders) to accelerate the due date of such obligation prior to its scheduled date of maturity; or

      (e)   Any of the following: (i) the Borrower shall become insolvent or unable to pay its debts as they mature, 'make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due or fail generally to pay its debts as they mature; or (ii) an order, judgment or decree is entered adjudicating the Borrower bankrupt or insolvent; or (iii) the Borrower shall petition or apply to any Tribunal for the appointment of a trustee, .receiver, custodian or liquidator of the Borrower or of any substantial part of the. assets of the Borrower, or shall commence any proceedings relating to the Borrower under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debts, dissolution, or liquidation Law of any jurisdiction, whether now or hereafter in, effect; or (iv) any such petition or application shall be filed, or any such proceeding shall be commenced, of a type, described in subsection (iii) above, against the Borrower and the Borrower by any act shall indicate its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian or liquidator, or approving the petition in any such proceeding, and such order, judgment or decree shall remain unstayed and in effect, if being vigorously contested, for more than sixty (60) days; or (v) any order, judgment or decree shall be entered in any proceedings against the Borrower decreeing the dissolution of the Borrower and such order, judgment or decree shall remain stayed and in effect for more than thirty (30) days; or (vi) any order, judgment or decree shall be entered in any proceedings against the Borrower decreeing a, split-up of the Borrower which requires the divestiture of a substantial part of the assets of the Borrower, and such order, judgment or decree shall remain unstayed and in effect for more than thirty (30) days; or (vii) the Borrower shall fail to make timely payment or deposit of any amount of tax required to be withheld by the Borrower and paid to or, deposited to or to the credit of the United States of America pursuant to the provisions of the Internal Revenue Code of 1986, as amended, in respect of any and all wages and salaries paid to employees of the Borrower; or

      (f)   Any final judgment on the merits for the payment of money in an amount in excess of $50,000 shall be outstanding against the Borrower, and such judgment shall remain unstayed and in effect and unpaid for more than thirty (30) days.

     7.2   Remedies. Upon the occurrence of any Event of Default referred to in Section 7. 1 (e) the Commitment shall immediately terminate and the Note and all other Indebtedness shall be immediately due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, and without prejudice to any right or remedy of the Bank under this Agreement or the Loan Documents or under applicable Law or under any other instrument or document delivered in connection herewith, the Bank may (i) declare the Commitment terminated, or (ii) declare the Commitment terminated and declare the Note and the other Indebtedness, or any part thereof, to be forthwith due and payable whereupon the Note and the other Indebtedness, or such portion as is designated by the Bank shall forthwith become due and payable, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by the Borrower. No delay or omission on the part of the Bank in exercising any power or right hereunder or under the Note, the Loan Documents or under applicable law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by the Bank of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by the Bank. In the event that all or part of the Indebtedness becomes or is declared to be forthwith due and payable As herein provided, the Bank shall have the right to set off the amount of all the Indebtedness of the Borrower owing to the Bank against, and. shall have, and is hereby granted by the Borrower,. a lien upon and security interest in, all property of the Borrower in the Bank's possession at or subsequent to such default, regardless of the capacity in which the Bank possesses such property, including but not limited to any balance or share of any deposit, collection or agency account. After Default all proceeds received by the Bank maybe applied to the. Indebtedness in such order of application and such proportions as the Bank, in its discretion, shall choose. At any time after the occurrence of any Event of Default, the Bank may, at its option, cause an audit of any and/or all of the books, records and documents of the Borrower to be made by auditors satisfactory to the Bank at the expense of the Borrower. The Bank also shall have, and may exercise, each and every right and remedy granted to it for default under the terms of the Security instruments and the other Loan Documents.

ARTICLE VIII

MISCELLANEOUS

     8.1   Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be either hand-delivered (by courier or otherwise, sent via facsimile) or mailed by certified mail, postage prepaid, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to the other parties:

          If to the Borrower, to:

                 Castleguard Energy, Inc.
                 4625 South Greenville Avenue, Suite 203
                 Dallas, Texas 75206
                 Facsimile: 214-691-2230

          If to the Bank, to:

                 Bank of Oklahoma, National Association
                 P. 0. Box 2300
                 Bank of Oklahoma Tower
                 One Williams Center
                 Tulsa, Oklahoma 74192
                 Attention: Energy Department - 8th Floor
                 Facsimile 918-588-6880

All notices, requests, consents and demands hereunder will be effective *when hand-delivered or forwarded by facsimile to the applicable notice address set forth above or three (3) days after being mailed by certified mail, postage prepaid, addressed as aforesaid.

     8.2   Place of Payment. All sums payable hereunder shall be paid in immediately available funds to the Bank, at its principal banking offices at Bank of Oklahoma Tower, One Williams Center in Tulsa, Oklahoma, or at such other place as the Bank shall notify the Borrower in writing. If any interest, principal or other payment falls due on a date other than a Business Day, then (unless otherwise provided herein) such due date shall be extended to the next succeeding Business Day, and such extension of time will in such case be included in computing interest, if any, in connection with such payment.

     8.3   Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of Loan Documents. All. statements contained in any certificate or other instrument delivered by the Borrower hereunder shall be deemed to constitute representations and warranties by the Borrower.

     8.4   Parties in Interest. All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Borrower may not assign its rights or obligations hereunder without the prior written consent of the Bank.

     8.5   Governing Law and Jurisdiction. This Agreement, the Security Instruments and the Note shall be deemed to have been made or incurred under the Laws of the State of Oklahoma and shall be construed and enforced in accordance with and governed by the Laws of Oklahoma.

     8.6   SUBMISSION TO JURISDICTION. THE BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA AND WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS SET FORTH IN SUBSECTION 8.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED (VIA CERTIFIED MAIL, POSTAGE PREPAID).

     8.7   Maximum Interest Rate. Regardless of any provision herein, the Bank shall never be entitled to receive, collect or apply, as interest on the Indebtedness any amount, in excess. of the maximum rate of interest permitted to be charged by the Bank by applicable Law, and, in the event the Bank shall ever receive, collect or apply, as interest, any such excess, such 'amount which would' be excessive interest shall be applied to other Indebtedness and then to the reduction of principal; and, if all other Indebtedness and principal are paid in full, then any remaining excess shall forthwith be paid to the Borrower.

     8.8   No Waiver, Cumulative Remedies. No failure to exercise, and no delay in exercising, on the part. of the Bank, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of the Bank. The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by law. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the. same shall be in writing and signed by the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     8.9   Costs. The Borrower agrees to pay to the Bank on demand all reasonable third-party costs, fees and expenses (including without limitation reasonable attorneys fees and legal expenses) incurred or accrued by the Bank in connection with the negotiation, preparation, execution, delivery, filing, recording and administration of this Agreement, the Note, the Mortgage and. the other Loan Documents, or any amendment, waiver, consent or modification thereto or thereof, or any enforcement thereof The Borrower. further agrees that all such fees and expenses shall be paid regardless of whether or not the transactions provided for in this Agreement are eventually closed and regardless of whether or not any or all sums evidenced by the Note are advanced to the Borrower by the Bank.

     8.10   WAIVER OF JURY. THE BORROWER AND THE BANK FULLY, VOLUNTARILY AND EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE NOTE, THIS AGREEMENT, THE MORTGAGE OR UNDER ANY AMENDMENT, SUPPLEMENT, SECURITY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT. THE BORROWER AND THE BANK AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     8.11   Full Agreement. This Agreement and the other Loan Documents contain the full agreement of the parties and supersede all negotiations and agreements prior to the date hereof.

     8.12   Headings. The article and section headings of this Agreement are for convenience of reference only and shall not constitute a part of the text hereof nor alter or otherwise affect the meaning hereof.

     8.13   Severability. The unenforceability or invalidity as determined by a Tribunal of competent jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof.

     8.14   Exceptions to Covenants. The Borrower shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

     8.15   Counterparts. This Agreement may be executed in any number of multiple counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered in Tulsa, Oklahoma, effective as of the day and year first above written in multiple counterparts.

CASTLEGUARD ENERGY, INC., a Texas corporation

By: /s/ Scott G. Heape
Scott G. Heape, Chairman

By: /s/ Bob G. Honea
Bob G. Honea, President

"Borrower"

BANK OF OKLAHOMA, NATIONAL ASSOCIATION

By: /s/ Christopher L. Amburgy
Christopher L. Amburgy, Assistant Vice President

"Bank"

Exhibit A

TERM NOTE

$1,040,000.00 Tulsa, Oklahoma

                                                                                                                                         September 1, 2000

     FOR VALUE RECEIVED, CASTLEGUARD ENERGY, INC., a Texas corporation (the "Borrower"), hereby promises to pay to the order of BANK OF OKLAHOMA, NATIONAL ASSOCIATION (the "Bank") at the Bank's principal offices in Tulsa, Oklahoma, in lawful money of the United States of America, in immediately available funds, the principal sum of ONE MILLION FORTY THOUSAND and NO/100 DOLLARS ($1,040,000.00), due in ten (10) consecutive monthly payments of principal in the amount of $30,000 each, payable on the last day of each month, commencing October 31, 2000, together with interest thereon from the date hereof on the unpaid balance of principal from time to time outstanding, and on any past due interest, at the variable annual rate of interest hereinafter specified, which interest is due and payable on monthly on the last day of each month, commencing September 30, 2000, plus an eleventh (116) and final installment of all unpaid and outstanding principal plus accrued but' unpaid interest being due and payable at final maturity on August 31, 2001.

     The rate of interest payable upon the indebtedness evidenced by this Note shall be. a variable annual rate of interest equal from day to day to the Applicable Prime Rate, as hereinafter defined, plus one percentage point (1.0%). Any change in the Applicable Prime Rate shall be effective with respect to this Note as of the date upon which any change, in such rate of interest shall occur. Interest shall be computed on the basis of a year of 365 days and messed. only for the actual number of days elapsed.

     For the purposes of this Note, the "Applicable Prime Rate" shall mean the annual rate of interest announced by Chase Manhattan Bank, National Association, New York, New York ("Chase") from time to time as its prime or base rate, which shall be the rate used by Chase as a base or standard for pricing purposes and which shall not necessarily be its "best" or lowest rate.

     After default in the payment of any amount of principal or interest owing hereunder whether on maturity, acceleration or otherwise) or upon the Borrower's failure to cure any other non-monetary Event of Default as described in the Revolving Credit Agreement dated as even date herewith between the Borrower and the Bank (herein called the "Credit Agreement") within thirty (30) days of its occurrence, thereafter the unpaid principal amount hereof shall bear interest computed at a variable annual rate equal to the Applicable Prime Rate plus six percentage points (6%) per annum. Upon default the payment of any installment of interest payable hereunder, such interest shall, to the full extent permitted by law, bear interest at the same rate as principal.

     This Term Note is made pursuant to the Credit Agreement, which among other things, contains mandatory principal prepayment provisions, borrowing base calculations, cross-default and cross-collateralization provisions with that certain $520,000 term loan extended by the Bank to Benton J. Poole and that certain $3,000,0000 revolving credit loan extended by the Bank to H & S Production, Inc., and provisions for acceleration of the maturity hereof upon the events, terms and conditions therein specified.

     This Note is secured by the Collateral described in the Credit Agreement and. the Security instruments which are described in the Credit Agreement (the "Security Instruments") which have been executed by the Borrower and delivered to the Bank. Reference is hereby made to the Security instruments for a description of the property, assets and interests, thereby mortgaged, conveyed, pledged and/or assigned, as the case may be, the nature and extent of the security thereunder and the security interests, pledges or mortgage Hens carried forward or created thereby, and the rights of the Bank (or the holder of this Note) and the Borrower in respect thereof.

     Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings or this Note be placed in the hands of attorneys for collection after default, the Borrower and any endorser or guarantor hereof agrees to pay hereunder, in addition to the principal and interest due and payable hereon, reasonable attorneys fees, court costs and other collection expenses incurred by the holder hereof.

     The Borrower and the guarantors (Scott G. Heape and Bob G. Honea, individually, and H & S production, Inc.,. a Texas corporation) hereby jointly and severally, waive presentment for payment, demand, notice of nonpayment, protest and notice of protest with respect to any payment hereunder and agrees to any extension of time with respect to any payment due hereunder, to any substitution or release of the security or collateral described in the Security Instruments and to the addition or release of any party liable hereunder. No delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of such rights.

     The indebtedness evidenced hereby shall be construed and enforced in accordance with. and governed by the laws of the State of Oklahoma.

CASTLEGUARD ENERGY, INC., a Texas corporation

By: /s/ Scott G. Heape
Scott G. Heape (name)
Chairman of the Board (title)

By: /s/ Bob G. Honea
Bob G Honea (name)
President (title)

"Borrower"

EXHIBIT B

(Other Indebtedness)

NONE.